As filed with the Securities and Exchange Commission on April 5, 2011.
Registration No. 333—166142

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 ON
FORM S-3*
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RESOLUTE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-0659371 (I.R.S. Employer Identification No.)
1675 Broadway, Suite 1950
Denver, Colorado 80202
303-534-4600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Michael N. Stefanoudakis
1675 Broadway, Suite 1950
Denver, Colorado 80202
303-534-4600
(Name, address, including zip code, and
telephone number, including area code, of agent for service)
With Copies To:
Ronald R. Levine, II
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
	Amount to be	offering price per	aggregate	registration
Title of each class of securities to be registered	registered	security(1)	offering price	fee
Common Stock, par value $0.0001 per share	27,600,000 shares(1)(3)	$13.00	$358,800,000(4)	$—(4)
Common Stock, par value $0.0001 per share	20,800,000 shares(2)(3)	$13.00	$270,400,000(4)	$—(4)

(1)	Issuable upon the exercise of 27,600,000 Public Warrants. As of March 31, 2011, 24,323,630 Public Warrants were outstanding.

(2)	Issuable upon the exercise of the 7,000,000 outstanding Sponsor’s Warrants and 13,800,000 outstanding Founder’s Warrants.

(3)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there shall be deemed to be registered hereunder such additional securities as may be issued to prevent dilution or as resulting from stock splits, stock dividends and similar transactions.

(4)	These shares were originally registered in Registration Statement No. 333-161076 on Form S-4, declared effective by the Securities and Exchange Commission on September 14, 2009. All filing fees payable in connection with the registration of the shares of common stock issuable on exercise of the Warrants were previously paid in connection with the filing of Registration Statement No. 333-161076.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (the “Post-Effective Amendment”) is being filed to convert the Registration Statement on Form S-1 (File No. 333-166142) (the “Original Registration Statement”) into a Registration Statement on Form S-3. No additional securities are being registered under this Post-Effective Amendment. The shares of common stock issuable on exercise of the Warrants were originally registered in Registration Statement No. 333-161076 on Form S-4, declared effective by the Securities and Exchange Commission on September 14, 2009, which Registration Statement was superseded and replaced by the Original Registration Statement. All filing fees payable in connection with the registration of the shares of common stock issuable on exercise of the Warrants were previously paid in connection with the filing of Registration Statement No. 333-161076. Since the effectiveness of the Original Registration Statement, the Registrant has become eligible to file on Form S-3. Accordingly, we hereby amend the Original Registration Statement by filing this Post-Effective Amendment, which relates to the registration of 27,600,000 shares of Resolute Energy Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) issuable upon exercise of 27,600,000 Public Warrants and 20,800,000 shares of Common Stock issuable upon exercise of the 7,000,000 outstanding Sponsor’s Warrants and 13,800,000 outstanding Founder’s Warrants. As of March 31, 2011, 24,323,630 Public Warrants were outstanding.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 5, 2011
PROSPECTUS
48,400,000 Shares of Common Stock
          This prospectus relates to the issuance by us of 48,400,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”), of Resolute Energy Corporation, a Delaware corporation (the “Company”), of which:
•	27,600,000 shares (the “Public Warrant Shares”) are issuable upon the exercise of Warrants issued to the public (the “Public Warrants”) (as of March 31, 2011, 24,323,630 Public Warrants were outstanding);

•	7,000,000 shares (the “Sponsor Warrant Shares”) are issuable upon the exercise of outstanding Warrants held by certain persons (the “Sponsor’s Warrants”); and

•	13,800,000 shares (the “Founder Warrant Shares”) are issuable upon the exercise of outstanding Warrants held by certain persons (the “Founder’s Warrants” and, together with the Public Warrants and the Sponsor’s Warrants, the “Warrants”).
          The Warrants were all issued on September 25, 2009 pursuant to a prospectus dated September 14, 2009. Each Warrant entitles the holder to purchase one share of our common stock. In order to obtain the shares, the holders of the Warrants must pay an exercise price of $13.00 per share, subject to adjustment. The Warrants are all currently exercisable and expire on September 25, 2014.
          Our common stock is traded on the New York Stock Exchange under the symbol “REN.” On March 31, 2011, the last reported sales price of our common stock on the New York Stock Exchange was $18.14 per share. The Warrants are traded on the New York Stock Exchange under the symbol “RENWS.” On March 31, 2011, the last reported sales price of the Warrants on the New York Stock Exchange was $5.18 per share.
          The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 7 of this prospectus and on page 28 of our 2010 Annual Report on Form 10-K incorporated by reference herein in determining whether to purchase our securities.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2011.

As used in this prospectus, the terms “Resolute,” “we,” “our,” “ours” and “us” may, depending on the context, refer to Resolute Energy Corporation or to one or more of Resolute Energy Corporation’s consolidated subsidiaries or to Resolute Energy Corporation and its consolidated subsidiaries, taken as a whole.

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ABOUT THIS PROSPECTUS
     You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus, is accurate only as of the date of this prospectus, or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.
WHERE YOU CAN FIND MORE INFORMATION
     We file and furnish annual, quarterly and current reports and other information, including proxy statements, with the SEC. You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Our SEC filings are also available through the “Investor Info” section of our website at www.resoluteenergy.com.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the offering will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed on September 21, 2009, and any amendment or report filed for the purpose of updating such description.
     We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement.
     Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
     We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

Resolute Energy Corporation
Attention: Secretary
1675 Broadway, Suite 1950
Denver, Colorado 80202
     Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “anticipate,” “intend,” “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions are intended to identify such statements. Forward-looking statements included or incorporated by reference in this prospectus relate to, among other things, possible redemption of the Warrants, the dilutive effect of exercise of the Warrants, transfer restrictions on common stock received by affiliates on exercise of Warrants, volatility in our stock price and the ability to resell shares of common stock received on exercise of Warrants, expected future production, expenses and cash flows, the nature, timing and results of capital expenditure projects, amounts of future capital expenditures, our plans with respect to reinvestment of our cash flow, our plans with respect to hedging, our future debt levels and liquidity and future compliance with covenants under our revolving credit facility. Although we believe that the expectations reflected in such forward-looking statements are reasonable, those expectations may prove to be incorrect. All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement. Factors that could cause actual results to differ materially from our expectations include, among others, those factors referenced in the “Risk Factors” sections of this prospectus, our Annual Report on Form 10-K for the year ended December 31, 2010 and such things as:
•	volatility of oil and gas prices, including reductions in prices that would adversely affect our revenue, income, cash flow from operations, liquidity and reserves;

•	discovery, development and our ability to replace oil and gas reserves;

•	our future cash flow, liquidity and financial position;

•	the success of our business and financial strategy, hedging strategies and plans;

•	the amount, nature and timing of our capital expenditures, including future development costs;

•	a lack of available capital and financing;

•	the effectiveness and results of our CO2 flood program;

•	the success of the development plan and production from our oil and gas properties and particularly the Aneth Field Properties;

•	the timing and amount of future production of oil and gas;

•	the completion and success of exploratory drilling in the Bakken trend of the Williston Basin;

•	availability of drilling, completion and production supplies, personnel and equipment;

•	inaccuracy in reserve estimates and expected production rates;

•	our operating costs and other expenses;

•	the success in marketing oil and gas;

•	competition in the oil and gas industry;

•	operational problems, or uninsured or underinsured losses affecting our operations;

•	the impact and costs related to compliance with or changes in laws or regulations governing our oil and gas operations;

•	our relationship with the Navajo Nation, the local community in the area where we operate and Navajo Nation Oil and Gas Company, as well as the timing of when certain purchase rights held by Navajo Nation Oil and Gas Company become exercisable;

•	the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters;

•	environmental liabilities;

•	anticipated CO2 supply, which is currently being sourced exclusively from Kinder Morgan CO2 Company, L.P.;

•	risks related to our level of indebtedness;

•	developments in oil and gas-producing countries;

•	loss of senior management or technical personnel;

•	acquisitions and other business opportunities (or the lack thereof) that may be presented to and pursued by us; and

•	other factors, many of which are beyond our control.

OUR BUSINESS
Overview
     We are an independent oil and gas company engaged in the exploration, exploitation and development of oil and gas properties located in Utah, Wyoming, North Dakota and, to a lesser extent, Alabama and Oklahoma. Approximately 88% of our revenue is generated from the sale of oil production. Our main focus is on increasing reserves and production from our properties located in Utah (“Aneth Field Properties”), from Hilight Field and related properties in Wyoming (“Wyoming Properties”), drilling and developing our properties in the Bakken Trend of the Williston Basin in North Dakota (the “Bakken Properties”), and improving efficiency and controlling costs in our operations. We have completed a number of exploitation projects that have increased our proved developed reserve base, and have plans for additional expansion and enhancement projects. We plan to further expand our reserve base through a focused acquisition strategy by looking to acquire properties that have upside potential through development drilling and exploitation projects and through the acquisition, exploration and exploitation of acreage that appears to contain relatively low risk and repeatable drilling opportunities. Also, we seek to reduce the effect of short-term commodity price fluctuations on our cash flow through the use of various derivative instruments.
     Our largest asset, constituting 92% of our proved reserves, is our ownership of working interests in Greater Aneth Field, a mature, long-lived oil producing field located in the Paradox Basin on the Navajo Reservation in southeast Utah. We own a majority of the working interests in, and are the operator of, three federal production units covering approximately 43,000 gross acres. These are the Aneth Unit, in which we own a 62% working interest, the McElmo Creek Unit, in which we own a 75% working interest, and the Ratherford Unit, in which we own a 59% working interest. As of December 31, 2010, we had interests in, and operated 397 gross (260 net) active producing wells and 334 gross (218 net) active water and CO2 injection wells on our Aneth Field Properties. The crude oil produced from the Aneth Field Properties is generally characterized as light, sweet crude oil that is highly desired as a refinery blending feedstock.
     Resolute’s Wyoming Properties are largely located in the Powder River Basin of Wyoming and constitute approximately 7% of Resolute’s net proved reserves. Hilight Field, anchoring the Wyoming production and reserves, produces oil and gas from the Muddy formation as well as shallow coalbed methane. Resolute also owns properties in eastern Wyoming and Oklahoma that produce oil and gas. As of December 31, 2010, the Wyoming Properties consisted of 465 gross (418 net) active producing wells and 8 gross (6 net) active water injection wells and Resolute operates all but 6 gross (1 net) wells. In addition, Resolute holds exploration leasehold rights in Wyoming’s Big Horn Basin.
     As of December 31, 2010, Resolute had acquired interests in approximately 83,452 gross (29,465 net leasehold) acres in Williams and McKenzie Counties, North Dakota. These leaseholds are located within the Bakken shale trend of the Williston Basin. Although the Middle Bakken formation is the primary objective, secondary objectives include the Three Forks, Madison and Red River formations. During 2010, the Company acquired an interest in one completed well and participated in drilling and completing one horizontal well. Additionally, Resolute is party to a contract with Marathon Oil Corporation, under which it has earned an additional 3,870 net acres as of January 16, 2011. As of December 31, 2010, Resolute had interests in, but was not the operator of 2 gross (0.5 net) active wells. The Company participated in drilling activities on five additional wells during 2010 which are expected to be completed in 2011, and anticipates participating in drilling and completing between fourteen to sixteen new wells in 2011.
     As of December 31, 2010, Resolute’s estimated net proved reserves were approximately 64.7 million equivalent barrels of oil (“MMBoe”), of which approximately 39% were proved developed producing reserves and approximately 78% were oil. The pre-tax PV-10 of Resolute’s net proved reserves at December 31, 2010, was $848 million and the standardized measure of its estimated net proved reserves as of December 31, 2010, was $587.0 million.
     Our principal executive offices are located at 1675 Broadway, Suite 1950, Denver, Colorado 80202 and our telephone number is 303-534-4600.

THE OFFERING

Shares Offered by the Company	48,400,000 shares of common stock, of which:

•	27,600,000 shares of common stock are issuable upon exercise of 27,600,000 Public Warrants (as of March 31, 2011, 24,323,630 Public Warrants were outstanding);

•	7,000,000 shares of common stock are issuable upon the exercise of 7,000,000 outstanding Sponsor’s Warrants; and

•	13,800,000 shares of common stock are issuable upon the exercise of 13,800,000 outstanding Founder’s Warrants.

Warrants:

Warrant Exercise Price	$13.00 per share. Founder’s Warrants and Sponsor’s Warrants may be exercised on a “cashless exercise” basis.

Warrant Exercise Period	All Warrants are currently exercisable.

Warrant Expiration Date	September 25, 2014

Limitations on Exercise	The warrants will only be exercisable if a registration statement relating to the common stock issuable upon exercise is effective and current.

Redemption	We may redeem the outstanding Warrants (excluding any Founder’s Warrants or Sponsor’s Warrants held by certain affiliates of the Company or the Company’s predecessor):

•	in whole and not in part,

•	at a price of $.01 per Warrant,

•	upon a minimum of 30 days’ prior written notice of redemption, and

•	if, and only if, the last reported sales price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

If the foregoing conditions are satisfied and we issue a notice of redemption, each Warrant holder can exercise his, her or its Warrant prior to the scheduled redemption date. A registration statement relating to the common stock issuable on exercise of Warrants must be effective at all times throughout the redemption period. The notice of redemption can require that Warrants be exercised on a “cashless exercise” basis.

Common Stock Outstanding as of March 31, 2011	58,534,605 shares(1)

Common Stock to be Outstanding Assuming Exercise of All of the Warrants	103,658,235 shares(1)(2)

Use of Proceeds	Resolute will receive up to an aggregate of approximately $629.2 million from the exercise of the Warrants, if they are exercised in full.(2) Resolute expects that any net proceeds from the exercise of the Warrants will be used for general corporate purposes and to fund working capital.

NYSE Trading Symbols:

Common Stock	REN

Public Warrants	REN WS

The Sponsor’s Warrants and Founder’s Warrants contain terms that are different from the Public Warrants and bear legends to distinguish them from the Public Warrants. Accordingly, they do not trade on the New York Stock Exchange. Sponsor’s Warrants or Founder’s Warrants traded to persons that are not Permitted Transferees (as defined) will become Public Warrants.

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 28 of the 2010 Form 10-K incorporated by reference herein and on page 7 of this prospectus, as well as all other information included or incorporated by reference in this prospectus before investing in our common stock.

(1)	Includes 1,251,027 shares of restricted stock awarded to executive officers and directors of the Company pursuant to the 2009 Performance Incentive Plan that are subject to forfeiture if certain conditions are not satisfied.

(2)	Assumes no holders of Founder’s Warrants or Sponsor’s Warrants elect to exercise their Warrants on a “cashless exercise” basis, and assumes that we do not elect to require that Public Warrants are exercised on a “cashless exercise” basis following the delivery of any redemption notice for such Public Warrants.

RISK FACTORS
     An investment in the securities offered in this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained or incorporated by reference in this prospectus before you decide to exercise your Warrants. Any of the risks and uncertainties set forth therein and below could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock. As a result, you could lose all or part of the exercise price. For a discussion of the factors you should carefully consider before deciding to purchase these securities, please consider the risk factors described in the documents we incorporate by reference, including those in our Annual Report on Form 10-K for the year ended December 31, 2010, as well as those set forth below. Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to the Warrants
We may choose to redeem our outstanding Public Warrants at a time that is disadvantageous to the Warrant holders.
     We may redeem the Public Warrants at any time in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if the closing sale price of our common stock equals or exceeds $18.00 per share (the “Trigger Price”) for any 20-trading days within a 30-trading day period ending three business days before we send the notice of redemption. If the Trigger Price is exceeded and the redemption notice is given, the redemption may proceed even if the stock price falls below the $18.00 Trigger Price during the period prior to the redemption date. Redemption of the Public Warrants could force the Warrant holders (1) to exercise the Warrants and pay the exercise price therefor, or, at our option, to exercise the warrants on a “cashless basis,” at a time when it may be disadvantageous for the holders to do so, (2) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or (3) to accept the nominal redemption price which is likely to be substantially less than the market value of the Warrants. We currently intend to redeem the Public Warrants if the conditions to redemption are met.
Exercise of outstanding Warrants would result in dilution to our stockholders and might have an adverse effect on the market price of our common stock.
     At March 31, 2011, an aggregate of 24,323,630 Public Warrants and 20,800,000 Sponsor’s Warrants and Founder’s Warrants are exercisable at an exercise price of $13.00 per share. These warrants would likely only be exercised if the market price of our common stock exceeds the $13.00 per share exercise price. Exercise of these warrants at such time will result in dilution to our stockholders, which could cause the market price of our common stock to decline. Outstanding Warrants at such date represented approximately 44% of our total capitalization, assuming full exercise of the warrants. Our common stock price has exceeded $13.00 per share since December 1, 2010.
     Stock prices of equity securities can be volatile, and there is no assurance that you will be able to resell the common stock you purchase on exercise of your Warrant at a price in excess of the $13.00 exercise price. Over the past several years, the stock prices of companies on U.S. securities markets have been volatile, increasing or decreasing not in response to the company financial or operating results, but to general economic trends or events. In addition, stock prices of companies in the oil and natural gas industry in which the Company operates are significantly affected by commodity prices for oil and natural gas. In particular, the Company’s stock price has been very volatile over the past year trading between $10.48 and $18.55. All of these factors are beyond the Company’s control, and could have drastic impacts occurring within short periods of time. These factors could cause a decrease in the stock price following exercise of your Warrant, and you may not be able to sell your common stock for a price exceeding the exercise price.

Affiliates of the Company or the Company’s predecessor that exercise Founder’s Warrants or Sponsor’s Warrants will receive shares of common stock that are subject to restrictions on transfer under the U.S. securities laws.
Under Rule 145 of the Securities Act of 1933, affiliates of shell companies engaged in business combinations who publicly offer or sell securities acquired in connection with the business combination are deemed to be underwriters, and their resale of those securities is subject to certain restrictions. The Founder’s Warrants and Sponsor’s Warrants acquired by affiliates in the business combination transaction between Resolute and Hicks Acquisition Company I, Inc. (the “Resolute Transaction”) are subject to restrictions on transfer under Rule 145. In addition, the common stock acquired on exercise of Founder’s Warrants or Sponsor’s Warrants by persons who were affiliates at the time of the Resolute Transaction will be subject to these restrictions. Accordingly, warrantholders who were affiliates of the Company or the Company’s predecessor at the time of the Resolute Transaction who exercise Founder’s Warrants or Sponsor’s Warrants, will receive shares subject to restrictions on resale under Rule 144 and/or Rule 145.
USE OF PROCEEDS
     We will receive up to an aggregate of approximately $629.2 million from the exercise of the Warrants, if they are exercised in full, assuming no holders of Founder’s Warrants or Sponsor’s Warrants elect to exercise their Warrants on a “cashless exercise” basis.
     We expect that any net proceeds from the exercise of the Warrants will be used for general corporate purposes, including repayment of indebtedness, funding possible future acquisitions, and as working capital. There can be no assurance that the holders of Warrants will exercise any or all of them.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock issuable upon the exercise of Warrants by the holders thereof. The Warrants may be exercised at the offices of the Warrant Agent, Continental Stock Transfer & Trust Company, with the exercise form on the reverse of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Warrants being exercised. Alternatively, if “cashless exercise” is available, the exercise form would indicate that such method of exercise was being elected. Promptly upon receipt of the notice of exercise together with full payment of the Warrant price, the Warrant Agent will deliver to the holder the shares of common stock being purchased. We do not know if or when the Warrants will be exercised. We also do not know whether any of the shares acquired upon exercise will be sold.
     Shares of common stock issued upon exercise of Warrants to persons who are not affiliates of the Company or its predecessor will be freely tradeable. If the shares of common stock issuable on exercise of the Warrants are issued to persons who are affiliates of the Company or were affiliates of its predecessor at the time of the Resolute Transaction, the resale of such shares by affiliates would be restricted, unless the resale were registered under the Securities Act of 1933, as amended.
DESCRIPTION OF SECURITIES
Description of Common Stock
Authorized and Outstanding
     We are authorized to issue up to 225,000,000 shares of common stock, par value $0.0001 per share, of which 58,534,605 shares are outstanding as of March 31, 2011.
Voting
     Holders of our common stock each have one vote per share. A majority of the outstanding shares of common stock constitute a quorum. There is no cumulative voting.
Dissolution
     Upon our dissolution, our stockholders will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock with preferential liquidation rights, if any, at the time outstanding.
Redemption
     Our common stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.
Dividends
     The Delaware General Corporation Law permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Declaration and payment of any dividend are subject to the discretion of the our board of directors. The timing and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and other factors.
     There are no restrictions in our certificate of incorporation or bylaws that prevent us from declaring dividends on our common stock; however, we are currently prohibited from declaring dividends under our revolving credit facility. We have not declared any dividends and do not plan to declare any dividends in the foreseeable future.
Election of Directors
     Our board of directors is elected to staggered terms, with each class of directors standing for election every three years. Directors are elected by a plurality of the votes cast by the holders of our common stock in a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting.
Other Provisions
     All outstanding common stock is, and the common stock issuable upon exercise of the Warrants, if issued in the manner described in this prospectus and the Warrant Agreement, will be, fully paid and non-assessable.
     This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read applicable Delaware law, our certificate of incorporation and our bylaws, because they, and not this description, define your rights as a holder of our common stock. See “Where You Can Find More Information” for information on how to obtain copies of these documents.
Description of Preferred Stock
     We are authorized to issue up to 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, there are no shares of preferred stock outstanding. Shares of preferred stock are issuable in such series as determined by the board of directors, who have the authority to determine the relative rights and preferences of each such series without further action by stockholders.
     The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Resolute, which could depress the market price of our common stock.
Description of Warrants
     There are currently three types of Warrants outstanding: (1) Public Warrants, (2) Founder’s Warrants, and (3) Sponsor’s Warrants. The terms of the Founder’s Warrants and Sponsor’s Warrants are identical to the terms of the Public Warrants except as described below.
     As of March 31, 2011, there were 24,323,630 Public Warrants, 13,800,000 Founder’s Warrants and 7,000,000 Sponsor’s Warrants outstanding.
     Each type of Warrant entitles the holder to purchase one share of our common stock at a price of $13.00 per share, subject to adjustment and the limitations discussed below, at any time until September 25, 2014. However, the Warrants will be exercisable only if a registration statement relating to the common stock issuable upon exercise of the Warrants is effective and current.
     At any time while the Warrants are exercisable and there is an effective registration statement covering the shares of common stock issuable upon exercise of the Warrants available and current throughout the 30-day redemption period, we may call the outstanding Warrants (except as described below with respect to the Founder’s Warrants and the Sponsor’s Warrants) for redemption:
•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the 30-day redemption period) to each holder of a Warrant; and

•	if, and only if, the closing sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to holders of Warrants.
     If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each holder of a Warrant will be entitled to exercise its Warrant prior to the scheduled redemption date. We may require that the Warrants subject to redemption be exercised on a “cashless exercise” basis. Once the notice of redemption is given, the redemption is not affected if the price of our common stock falls below the $18.00 redemption trigger price or the $13.00 Warrant exercise price after the redemption notice is issued.
     The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, stock split, extraordinary dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of our common stock issuable upon exercise of the Warrants will not be adjusted for issuances of common stock at a price below the Warrant exercise price.
     The Warrants were issued in registered form under a Warrant agreement dated September 25, 2009, between Continental Stock Transfer & Trust Company, as Warrant agent, and the Company (the “Warrant Agreement”). You should review a copy of the Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Warrants.
     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Resolute Energy Corporation, for the number of Warrants being exercised. The Warrant holders do not have any rights or privileges as holders of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
     No Warrants will be exercisable unless at the time of exercise a prospectus relating to our common stock issuable upon exercise of the Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. The terms of the Warrant agreement require us to use our best efforts to effectuate and maintain the effectiveness of a registration statement covering such shares and maintain a current prospectus relating to common stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, no assurances can be provided that we will be able to do so. If the prospectus relating to the common stock issuable upon the exercise of the Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, holders will be unable to exercise their Warrants and we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.
     No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we would, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the Warrant holder.

Founder’s Warrants and Sponsor’s Warrants
Founder’s Warrants
     The terms of the Founder’s Warrants are identical to the terms of the Public Warrants except that the Founder’s Warrants:
•	are not redeemable so long as they are held by the Initial Stockholders (as defined below), Resolute Holdings, LLC or their Permitted Transferees (as defined below); and

•	may be exercised at the option of the holder on a cashless basis.
     If the Founder’s Warrants are held by holders other than William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn (the “Initial Stockholders”), HH-HACI, L.P., Resolute Holdings, LLC, or their Permitted Transferees, the Founder’s Warrants will be redeemable by Resolute and exercisable by the holders on the same basis as the Public Warrants.
     “Permitted Transferees” are (A) (i) the Company’s officers or directors or any affiliates or family members of any of the Company’s officers or directors, or (ii) any affiliates or partners of HH-HACI, L.P. or their partners, affiliates or family members or (iii) Resolute Holdings, LLC or its members, directors and officers or their partners, affiliates or family members; (B) in the case of an Initial Stockholder, a member of the Initial Stockholder’s immediate family or a trust, the beneficiary of which is a member of the Initial Stockholder’s immediate family, an affiliate of the Initial Stockholder or a charitable organization; (C) any transferee receiving Founder’s Warrants or Sponsor’s Warrants upon the death of an Initial Stockholder by virtue of the laws of descent and distribution; (D) any transferee receiving Founder’s Warrants or Sponsor’s Warrants upon dissolution of HH-HACI, L.P. by virtue of the laws of the state of Delaware or HH-HACI, L.P.’s limited partnership agreement or (E) in the case of an Initial Stockholder, any transferee receiving Founder’s Warrants or Sponsor’s Warrants pursuant to a qualified domestic relations order.
     While the Founder’s Warrants were registered under the Securities Act, they will continue to bear a restrictive legend that states that the Founder’s Warrants are subject to certain other terms that apply so long as the Founder’s Warrants are held by the Initial Stockholders or Permitted Transferees. The Founder’s Warrants were issued pursuant to the Warrant Agreement.
Sponsor’s Warrants
     The terms of the Sponsor’s Warrants will be identical to the terms of the Public Warrants except that the Sponsor’s Warrants:
•	will not be redeemable so long as they are held by HH-HACI, L.P., Resolute Holdings, LLC or their Permitted Transferees (as defined above); and

•	may be exercised at the option of the holder on a cashless basis.
     If the Sponsor’s Warrants are held by holders other than HH-HACI, L.P., Resolute Holdings, LLC or their Permitted Transferees (the “Sponsor Warrant Holders”), the Sponsor’s Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
     While the Sponsor’s Warrants were registered under the Securities Act, they will continue to bear a restrictive legend that states that such Warrants are subject to certain other terms that apply so long as they are held by the Sponsor Warrant Holders. The Sponsor’s Warrants were issued pursuant to the Warrant Agreement.
Transfer Agent
     Our transfer agent and registrar for our common stock and Warrants Agent for our Warrants is Continental Stock Transfer & Trust Company.

Registration Rights Agreement
     On September 25, 2009, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with HH-HACI, L.P., Thomas O. Hicks, Resolute Holdings, LLC, Natural Gas Partners VII, L.P., NGP-VII Income Co-Investment Opportunities, L.P. Nicholas Sutton, James Piccone, Richard Betz, Dale Cantwell, Theodore Gazulis, Janet Pasque, Kenneth Hersh, Richard Covington, William Quinn, William Cunningham, Thomas Hicks, Jr. and Robert Swartz (the “Holders”). Pursuant to the Registration Rights Agreement, the Holders are entitled to registration rights, subject to certain limitations, with respect to shares of the Company’s Common Stock, Earnout Shares, Founder’s Warrants (including the shares of Common Stock issuable upon the exercise of such Founder’s Warrants ), and Sponsor’s Warrants (including the shares of Common Stock issuable upon the exercise of such Sponsor’s Warrants) (collectively, the “Registrable Securities”) received in the Resolute Transaction and pursuant to distributions made to respective members or partners by HH-HACI, L.P. and Resolute Holdings, LLC . Each of two groups of Holders (defined as the “Hicks Registration Rights Holders” and the “REC Registration Rights Holders”) is entitled to require the Company, on two occasions, to register under the Securities Act the Registrable Securities (“Demand Registration Rights”). The Company shall not be required to (y) effect a Demand Registration unless the aggregate offering price to the public in the offering is expected to be at least $10.0 million or (z) file a Registration Statement with respect to a Demand Registration within one hundred and eighty (180) days of the completion of any underwritten offering of the Company’s securities. The Holders may elect to exercise Demand Registration Rights at any time.
     In addition, the Holders may request registration on a Shelf Registration Statement, provided that the Company is not obligated to effect such a request (i) through an underwritten offering, (ii) where it is not eligible to use Form S-3 or (iii) where the aggregate price to the public is less than $5.0 million. Registrations on Shelf Registration Statements shall not be counted as a Demand Registration subject to the limitations set forth above except in the case of an underwritten offering. The Holders also have certain “piggyback” registration rights on registration statements filed by the Company. The demand and piggyback registration rights are subject to certain customary conditions and limitations, including the right of the underwriters to limit the number of securities included in any underwritten offering.
     Rights under the Registration Rights Agreement are assignable by holders of Registrable Securities in conjunction with permitted transfers of Registrable Securities.
     As of March 31, 2011, no Holder had exercised rights under the Registration Rights Agreement.
     The Company will bear the expenses incurred in connection with the filing of any such registration statements, including all reasonable expenses incurred in performing its obligations under the Registration Rights Agreement. The Holders will pay the underwriting commissions and fees associated with the sale of their respective securities in any underwritten offering. The preceding summary of the Registration Rights Agreement is qualified in its entirety by reference to the complete text of the agreement, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.
Anti-takeover Effects of Certain Provisions Our Charter and Our Bylaws
     Some provisions of our charter and our bylaws contain provisions that could make it more difficult to acquire the Company by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increasing our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.
Undesignated Preferred Stock
     The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.
Classified Board of Directors
     Our charter provides for a board of directors divided into three classes and serving staggered, three-year terms. Approximately one-third of our board of directors are elected each year. This classified board of directors provision could discourage a third party from making a tender offer for our shares of capital stock or attempting to obtain control of the Company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
Removal of Director
     Our charter provides that members of our board of directors may only be removed by the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
Stockholder Meetings
     Our charter and bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, the chief executive officer, the president or by a resolution adopted by a majority of the whole board of directors of the Company.
Requirements for Advance Notification of Stockholder Nominations and Proposals
     Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.
Stockholder action by written consent
     Our charter and bylaws provide that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by the Company’s stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders. This provision, which may not be amended except by the affirmative vote of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board of directors.
Amendment of the bylaws
     Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. The Company’s stockholders may adopt, amend or repeal the Company’s bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
Amendment of the certificate of incorporation
     Our charter provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of the Company’s charter inconsistent with the current provisions of the Company’s charter dealing with the board of directors, bylaws, meetings of the Company’s stockholders or amendment of the Company’s charter.
     The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each defined below) regarding (1) the exercise of Warrants for shares of our common stock, and (2) the acquisition, ownership and disposition of shares of our common stock obtained upon the exercise of Warrants.
     For purposes of this discussion, a U.S. holder is a beneficial owner of shares of our common stock or Warrants who is:
•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.
     For purposes of this discussion, a non-U.S. holder is a beneficial owner of shares of our common stock or Warrants that is not a U.S. holder.
     This section is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.
     Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. This summary is not binding on the Internal Revenue Service (the “IRS”), and the IRS is not precluded from adopting a contrary position.
     This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each holder of shares of our common stock or Warrants. This section does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this section considers only U.S. holders and non-U.S. holders that hold shares of our common stock or Warrants as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:
•	broker-dealers;

•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	financial institutions or “financial services entities;”

•	taxpayers who hold shares of our common stock or Warrants exercisable for shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	taxpayers who received Warrants as compensation;

•	certain expatriates or former long-term residents of the United States; and

•	U.S. holders whose functional currency is not the U.S. dollar.
     This section does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. In addition, this section does not consider the tax treatment of entities taxable as partnerships for U.S. federal income tax purposes or other pass-through entities or persons who hold shares of our common stock or Warrants through such entities. Prospective investors are urged to consult their tax advisors regarding the specific tax consequences to them of the acquisition, ownership or disposition of shares of our common stock or Warrants in light of their particular circumstances.
Tax Consequences of Owning Shares of Our Common Stock and Warrants
U.S. Holders
Exercise or Lapse of a Warrant
     A U.S. holder generally will not recognize gain or loss upon the exercise of a Warrant, other than pursuant to a cashless exercise as addressed below. A share of our common stock acquired pursuant to the exercise of a Warrant will have a tax basis equal to the U.S. holder’s adjusted tax basis in the Warrant increased by the exercise price paid to exercise the Warrant. The holding period of such share of our common stock will begin on the date following the date of exercise of the Warrant (or possibly the date of exercise).
     The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, the basis of the share of our common stock received would equal the basis of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the share of our common stock would include the holding period of the Warrant. If the cashless exercise were otherwise treated as not being a gain realization event, the holding period of the share of our common stock would likely be treated as commencing on the date following the date of exercise (or possibly on the date of exercise) of the Warrant.
     Alternatively, it is possible that a cashless exercise could be treated as a taxable exchange upon which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have exchanged, for cash equal to their fair market value, a number of Warrants equal to the number of shares of our common stock having a fair market value equal to the exercise price of the total number of Warrants exercised. U.S. holders would recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares of our common stock represented by the Warrants deemed surrendered and the tax basis of the Warrants deemed surrendered. In this case, the tax basis of the shares of our common stock received would equal the sum of the fair market value of the shares of our common stock represented by the Warrants deemed surrendered and the tax basis of the Warrants exercised. The holding period for a share of our common stock retained would commence on the date following the date of exercise (or possibly on the date of exercise) of the Warrant.
     Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
     If a Warrant is allowed to lapse unexercised, a U.S. holder will have a capital loss equal to such holder’s adjusted tax basis in the Warrant. Such loss will be long-term if the Warrant has been held for more than one year.
Dividends and Other Distributions on Shares of Common Stock
     Distributions on shares of our common stock received upon exercise of a Warrant will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current or accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the U.S. holder’s adjusted tax basis in the common stock, and any remaining excess will be treated as capital gain from a sale or exchange of our shares of common stock, subject to the tax treatment described below in “Redemption or Other Disposition of Shares of our Common Stock or Warrants.”
     Dividends received by a corporate U.S. holder generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2012, after which the rate applicable to dividends is currently scheduled to change to the tax rate generally then applicable to ordinary income.
Redemption or Other Disposition of Shares of Our Common Stock or Warrants
     Upon the sale, exchange or other disposition of Warrants (including a redemption of such Warrants) or of shares of our common stock received upon exercise of a Warrant, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized upon such event and the U.S. holder’s adjusted tax basis in such Warrants or shares of common stock. Generally, such gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares or Warrants exceeds one year, and will otherwise be short-term capital gain or loss.
Tax Rates Applicable to Capital Gains
     Short-term capital gains of non-corporate U.S. holders are generally taxable, for tax years beginning on or before December 31, 2012, at rates of up to 35%. For tax years beginning after December 31, 2012, the maximum rate for non-corporate U.S. holders on short-term capital gains is scheduled to increase to 39.6%. Long-term capital gains of non-corporate U.S. holders are currently subject to a reduced maximum rate of 15% for tax years beginning on or before December 31, 2012. For tax years beginning after December 31, 2012, the maximum long-term capital gains rate is scheduled to increase to 20%. The deductibility of capital losses is subject to limitations.
Adjustment to Exercise Price
     Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a Warrant or to the Warrant’s exercise price, a U.S. holder may be deemed to have received a constructive distribution, which could result in the inclusion of dividend income.
Non-U.S. Holders
Exercise or Lapse of a Warrant
     The U.S. federal income tax treatment of a non-U.S. holder’s exercise or lapse of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. holder, as described under “U.S. Holders — Exercise or Lapse of a Warrant” above. However, capital losses recognized by a non-U.S. Holder on the lapse of a Warrant will generally be taken into account for U.S. income tax purposes only in the circumstances described under “— Redemption or Other Disposition of Our Common Stock or Warrants,” below.
Dividends and Other Distributions on Shares of our Common Stock
     In general, any distributions made to a non-U.S. holder of shares of our common stock received upon exercise of a Warrant (and any constructive distributions a non-U.S. holder may be deemed to receive, see “U.S. Holders — Adjustment to Exercise Price”), to the extent paid out of current or accumulated earnings and profits of the Company (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, such dividends generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Any distribution not constituting a dividend will be treated first as a tax-free return of capital and will reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our common stock and any remaining excess will be treated as gain realized from the sale or other disposition of the common stock, as described under “— Redemption or Other Disposition of our Common Stock or Warrants,” below.
     Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
     A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of our common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.
     A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Redemption or Other Disposition of our Common Stock or Warrants
     A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange or other disposition of Warrants (including redemption of such Warrants) or of shares of our common stock received upon exercise of Warrants unless:
•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held shares of our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or by attribution pursuant to certain attribution rules, more than 5% of shares of our common stock at any time within the shorter of the five-year period preceding a disposition of shares of our common stock or such non-U.S. holder’s holding period for the shares of our common stock (or, in the case of a disposition of Warrants, the non-U.S. holder owned Warrants exercisable for shares of our common stock that are regularly traded on an established securities market and that had a fair market value on the date they were acquired that was greater than the fair market value on that date of 5% of such shares of our common stock).
     Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax.
     With respect to the third bullet point above, there can be no assurance that shares of our common stock will be treated as regularly traded on an established securities market. The Company believes that it will be a “United States real property holding corporation” for U.S. federal income tax purposes. Any capital gain described in the third bullet point will generally be subject to the same maximum tax rates that are applicable to U.S. holders.

Information Reporting and Back-up Withholding
     A U.S. holder may be subject to information reporting requirements with respect to dividends paid on shares of our common stock, and on the proceeds from the sale, exchange or disposition of shares of our common stock or Warrants. In addition, a U.S. holder may be subject to back-up withholding (currently at 28%) on dividends paid on common shares, and on the proceeds from the sale, exchange or other disposition of shares of our common stock or Warrants unless the U.S. holder provides certain identifying information, such as a duly executed IRS Form W-9 certifying that he, she, or it is not subject to backup withholding or appropriate W-8, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. In general, a non-U.S. holder will not be subject to information reporting and backup withholding. However, a non-U.S. holder may be required to establish an exemption from information reporting and backup withholding by certifying the non-U.S. holder’s non-U.S. status on Form W-8BEN. Holders are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Recently Enacted Legislation
     Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation applies to payments made after December 31, 2012. The legislation generally will impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain circumstances, an account holder may be eligible for refunds or credits of such taxes.
     Other recently enacted legislation requires certain holders who are individuals, estates or trusts to pay a 3.8% unearned income Medicare contribution tax on, among other things, dividends and capital gains from the sale or other disposition of common stock for taxable years beginning after December 31, 2012. Such legislation is the subject of a number of constitutional challenges, and at least one court has held that the law is void.
LEGAL MATTERS
     Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus.
EXPERTS
     The consolidated financial statements of Resolute Energy Corporation (successor by merger to Hicks Acquisition Company I, Inc.) as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The combined statements of operations, shareholder’s/member’s equity (deficit), and cash flows of Resolute Natural Resources Company, LLC, Resolute Aneth, LLC, WYNR, LLC, BWNR, LLC, RNRC Holdings, Inc. and Resolute Wyoming, Inc. for the period from January 1, 2009 to September 24, 2009, and the year ended December 31, 2008, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the retrospective adjustment for the change in accounting for noncontrolling interests as described in Note 2), which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     Estimates of historical oil and natural gas reserves and related information of the Company as of December 31, 2010, December 31, 2009 and December 31, 2008 included and incorporated by reference herein are based upon engineering studies prepared by the Company and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers. Such estimates and related information have been so included in reliance upon the authority of such firm as experts in such matters.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All amounts set forth below, other than the SEC registration fee are estimates.

SEC Registration Fee**	$0
Legal Fees and Expenses*	$20,000
Accountants Fees and Expenses*	$55,000
Transfer and Disbursement Agent Fees*	$5,000
Printing Costs*	$6,000
Miscellaneous*	$15,000
Total*	$101,000

*	Estimated solely for the purposes of this Item. Actual expenses may vary.

**	Previously paid.
Item 15. Indemnification of Officers and Directors.
     Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL, and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.
     In addition, pursuant to the Section 102(b)(7) of the DGCL, each director will continue to be subject to liability for (1) breach of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit or (4) any payment of unlawful dividends or an unlawful stock repurchase or redemption. The provision also does not affect a director’s responsibilities under any other law, such as federal securities laws or state or federal environmental laws.
     In accordance with Section 102(b)(7) of the DGCL, Section 8.1 of the Company’s charter provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Company’s charter is to eliminate the Company’s rights and those of its stockholders (through stockholders’ derivative suits on the Company’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Company’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
     If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Company’s charter, the liability of the Company’s directors to the Company or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Company’s charter limiting or eliminating the liability of directors, whether by the Company’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to further limit or eliminate the liability of directors on a retroactive basis.
     Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.
     Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.
     The Company has entered into indemnification agreements with all of its directors and executive officers. Under these agreements, the Company will indemnify its directors and executive officers against amounts actually and reasonably incurred in connection with actual or threatened proceedings if any of them may be made a party because of their role as a director or officer. The Company is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests. For any criminal proceedings, the Company is obligated to pay these indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.
     The Company maintains insurance coverage for the purpose of providing indemnification benefits in certain circumstances.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation. (incorporated by reference to Exhibit 3.1 to our Form 10-K for the fiscal year ended December 31, 2009)
3.2	Amended and Restated Bylaws. (incorporated by reference to Exhibit 3.2 to our Form 10-K for the fiscal year ended December 31, 2009)
4.1	Specimen of Certificate for Common Stock, par value $0.0001. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 of our Registration Statement on Form S-4 filed on September 8, 2009 (Registration No. 333- 161076))
4.2	Warrant Agreement between Resolute Energy Corporation and Continental Stock Transfer and Trust Company dated September 25, 2009 (incorporated by reference to Annex D to the Form S-4 filed on August 6, 2009 (File No. 333-161076))
4.3	Registration Rights Agreement dated September 25, 2009, among Resolute Energy Corporation and certain holders (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Form S-4 filed on August 6, 2009 (File No. 333-161076) filed on September 8, 2009))
5.1	Opinion of Davis Graham & Stubbs LLP *
23.1	Consent of KPMG LLP**
23.2	Consent of Deloitte & Touche LLP**
23.3	Consent of Netherland, Sewell & Associates, Inc.**
23.4	Consent of Davis Graham & Stubbs LLP*
24.1	Power of Attorney*

*	Previously filed

**	Filed herewith.
Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 5, 2011.

RESOLUTE ENERGY CORPORATION
By:	/s/ James M. Piccone
	Name:	James M. Piccone
	Title:	President

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer	April 5, 2011

Nicholas J. Sutton	(Principal Executive Officer) and Director

*	Senior Vice President — Finance, Chief Financial Officer and Treasurer	April 5, 2011

Theodore Gazulis	(Principal Financial Officer)

*	Vice President and Chief Accounting Officer	April 5, 2011

James A. Tuell	(Principal Accounting Officer)

/s/ James M. Picone	President and Director	April 5, 2011

James M. Piccone

*	Director	April 5, 2011

Kenneth A. Hersh

Signature	Title	Date

*	Director	April 5, 2011

Richard L. Covington

*	Director	April 5, 2011

William J. Quinn

*	Director	April 5, 2011

William H. Cunningham

*	Director	April 5, 2011

Thomas O. Hicks, Jr.

*	Director	April 5, 2011

Robert M. Swartz

*	Director	April 5, 2011

James E. Duffy

* By:	/s/ James M. Piccone
James M. Piccone
Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation. (incorporated by reference to Exhibit 3.1 to our Form 10-K for the fiscal year ended December 31, 2009)
3.2	Amended and Restated Bylaws. (incorporated by reference to Exhibit 3.2 to our Form 10-K for the fiscal year ended December 31, 2009)
4.1	Specimen of Certificate for Common Stock, par value $0.0001. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 of our Registration Statement on Form S-4 filed on September 8, 2009 (Registration No. 333- 161076))
4.2	Warrant Agreement between Resolute Energy Corporation and Continental Stock Transfer and Trust Company dated September 25, 2009 (incorporated by reference to Annex D to the Form S-4 filed on August 6, 2009 (File No. 333-161076))
4.3	Registration Rights Agreement dated September 25, 2009, among Resolute Energy Corporation and certain holders (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Form S-4 filed on August 6, 2009 (File No. 333-161076) filed on September 8, 2009))
5.1	Opinion of Davis Graham & Stubbs LLP *
23.1	Consent of KPMG LLP**
23.2	Consent of Deloitte & Touche LLP**
23.3	Consent of Netherland, Sewell & Associates, Inc.**
23.4	Consent of Davis Graham & Stubbs LLP*
24.1	Power of Attorney*

*	Previously filed

**	Filed herewith.